UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Unisys Corporation

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 25, 2022

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2022 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, May 5, 2022 and will begin at 8:00 a.m., Eastern time. Based on the positive experiences of the past couple of years and to allow all of our stockholders, regardless of their physical location, to participate more easily in the meeting, the annual meeting once again will be held entirely online. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2022, where you will be able to listen to the meeting live, submit questions, and vote.

Unisys had an active and exciting year in 2021. Execution against our strategic initiatives resulted in year-over-year growth in full-year revenue, profitability and free cash flow. We expanded and enhanced our solution portfolio in targeted areas in each segment, and we invested in our sales force, solution architects, workforce management planning and marketing initiatives, which we expect to help advance our momentum in 2022.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide you with the information you need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

Chair, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 5, 2022

Unisys Corporation will hold its 2022 Annual Meeting of Stockholders on Thursday, May 5, 2022 at 8:00 a.m. Eastern time, to:

1.	elect eleven directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2022;

3.	hold an advisory vote to approve executive compensation; and

4.	transact any other business properly brought before the meeting.

Based on the positive experiences of the past couple of years and to allow all of our stockholders, regardless of their physical location, to participate more easily in the meeting, the annual meeting once again will be held entirely online. If you plan to attend the annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2022, where you will be able to listen to the meeting live, submit questions, and vote. Only record holders of Unisys common stock at the close of business on March 7, 2022 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania

March 25, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 5, 2022:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2022

The Board of Directors of Unisys Corporation (the “Board of Directors” or the “Board”) solicits your proxy for use at the 2022 Annual Meeting of Stockholders to be held on May 5, 2022 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve, on an advisory basis, the compensation of the Company’s named executive officers and (4) transact any other business properly brought before the meeting.

The record date for the annual meeting is March 7, 2022. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 67,632,357 shares of common stock were outstanding. The presence, in person via webcast or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2021, are being made available to stockholders on or about March 25, 2022.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person via webcast or represented by proxy. You can vote by proxy over the

Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person via webcast at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person via webcast. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee. You may not vote your shares electronically at the annual meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (4) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors and the advisory resolution regarding the compensation of the Company’s named executive officers are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 7, 2022. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by May 2, 2022. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Virtual Meeting Only

Based on the positive experiences of the past couple of years and to allow all of our stockholders, regardless of their physical location, to participate more easily in the meeting, the annual meeting once again will be held entirely online. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2022, where you will be able to listen to the meeting live, submit questions, and vote.

Only record holders of Unisys common stock at the close of business on March 7, 2022 will be entitled to vote or submit questions at the annual meeting.

Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 8:00 a.m. Eastern time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in instructions. To attend the online annual meeting, log in at www.virtualshareholdermeeting.com/UIS2022. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to submit a question or vote at the meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the meeting by following the instructions in the voting instruction card provided by your bank, broker of other nominee. You may not vote your shares electronically at the annual meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above.

Submitting Questions prior to or at the Virtual Annual Meeting. If you would like to submit a question to be addressed during the question and answer portion of the annual meeting, you may do so in advance at www.virtualshareholdermeeting.com/UIS2022, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning thirty minutes prior to the start of and during the annual meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting website log-in page.

Availability of live webcast to associates and other constituents. The live audio webcast will be available to not only our stockholders, but also to our associates and other constituents. An audio replay of the annual meeting, including the questions answered during the meeting, will be available at www.unisys.com/investor-relations until the 2023 Annual Meeting of Stockholders.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2). The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.

Advisory Vote to Approve Executive Compensation (Item 3). The advisory resolution to approve executive compensation will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation.

The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

ELECTION OF DIRECTORS

(Item 1)

Summary

The Board currently consists of twelve members, each of whose term expires at the annual meeting. Dr. Jared L. Cohon will retire from the Board at the annual meeting. Each of the remaining eleven directors has been nominated for reelection for a term expiring at the 2023 annual meeting. Each of the nominees has agreed to serve as a director if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees. The Board believes that this balance and mix of diversity, background and experience will help bring broad and valuable perspectives to the Board that will lead to a well-functioning board of directors.

AGE

TENURE

DIVERSITY	INDEPENDENCE

BACKGROUND AND EXPERIENCE

Key

Senior Leadership	Experience serving in a senior leadership role of a complex organization

Public Company Board	Experience as a board member of another publicly-traded company

CEO	Experience serving as a Chief Executive Officer of a publicly-traded company

Financial Expertise	Experience or expertise in finance, accounting, financial management or financial reporting

Technology	Experience or expertise in the information technology industry

Industry Sectors	Knowledge of or experience in one or more of the client industry sectors or growth segments that the Company serves

International	Experience with global business operations or with doing business internationally

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them follows below.

The Board of Directors recommends a vote “FOR” all nominees.

PETER A. ALTABEF Age: 62 Director Since: 2015 Unisys Chair and CEO

Professional Experience:

Mr. Altabef has served as Chair of the Board of Directors since 2018 and as Chief Executive Officer of Unisys since 2015. He has also served as President of the Company since December 2021, after having previously served in this role from 2015 to 2020. Prior to joining Unisys in 2015, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef serves on the boards of directors of NiSource Inc. and Petrus Trust Company, LTA, and the board of advisors of Merit Energy Company, LLC. He is also a member of the President’s National Security Telecommunications Advisory Committee, where he has served as co-chair of its Cybersecurity Moonshot subcommittee, and a trustee of the Committee for Economic Development (CED) of The Conference Board, where he serves as co-chair of the CED’s Technology and Innovation Committee. Mr. Altabef previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013.

Attributes, Skills and Qualifications:

Mr. Altabef has more than 25 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the Chair and Chief Executive Officer of the Company.

NATHANIEL A. DAVIS Age: 68 Director Since: 2011 Lead Director Independent

Professional Experience:

Mr. Davis is the Chairman of the Board and former Chief Executive Officer of Stride, Inc. (formerly known as K12 Inc.), a provider of tech-enabled education solutions, curriculum and programs directly to students, schools, the military, and enterprises in primary, second, and post-secondary settings. He has been a member of the Board of Directors of Stride since 2009, and has been its Chairman of the Board since 2012. He also served as Stride’s Chief Executive Officer from 2018 to 2021, a position he previously held from 2014 to 2016. He has served as Stride’s Executive Chairman since 2013. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms, before assuming the role of Executive Chairman of Stride in 2013. From 2007 to 2008, he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011.

Attributes, Skills and Qualifications:

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to our Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

MATTHEW J. DESCH Age: 64 Director Since: 2019 Compensation and Human Resources Committee Independent

Professional Experience:

Mr. Desch has served as Chief Executive Officer and a director of Iridium Communications Inc., a global mobile, voice and data satellite communications company, since 2009. He previously served as Chief Executive Officer of Iridium’s predecessor, Iridium Holdings LLC, beginning in 2006. Prior to joining Iridium, Mr. Desch served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson. Previously, he spent 13 years at Nortel Networks Corporation, including as president of the company’s global wireless networks business, and as President of Global Carriers. Mr. Desch serves on the President’s National Security Telecommunications Advisory Committee.

Attributes, Skills and Qualifications:

Mr. Desch’s deep understanding of critical infrastructure from his 35 years in the telecommunications industry brings Unisys a unique and valuable perspective regarding the security challenges faced around the globe. In addition, his expertise with the Internet of Things (IoT) will help Unisys drive its Safe Cities initiative, which focuses on supporting governments around the world in protecting the security of IoT-enabled devices.

DENISE K. FLETCHER Age: 73 Director Since: 2001 Audit and Finance Committee, Chair Security and Risk Committee Independent

Professional Experience:

Ms. Fletcher is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a member of the Group Governance Council of Mazars Group, an international organization that specializes in audit, accounting, tax, legal, and advisory services. Ms. Fletcher previously served as a director of Inovalon, Inc., a technology company, until it was sold in 2021 and as a director of Enterra Holdings, Ltd., which through its subsidiary, Golder Associates, provided global ground engineering and environmental services, until it was sold in 2021. During 2004 and 2005, she served as a director of Sempra Energy and of Orbitz, Inc.

Attributes, Skills and Qualifications:

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with knowledge of financial and tax matters and financial reporting, and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard, Bowne, Mazars and Enterra have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

PHILIPPE GERMOND Age: 65 Director Since: 2016 Nominating and Corporate Governance Committee, Chair Independent

Professional Experience:

Mr. Germond, a Partner at Barber Hauler Capital Advisers since 2019 after having joined the firm as a Senior Advisor in 2017, is the former Chairman of the Management Board (the equivalent of Chief Executive Officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, a position he held from 2014 to 2016. Before joining Europcar Groupe, Mr. Germond served as Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014, Chairman and Chief Executive Officer of Atos Origin from 2007 to 2008, a member of the Management Board of Atos Worldline from 2006 to 2008, President and Chief Operating Officer of Alcatel from 2003 to 2005 and Chairman and Chief Executive Officer of SFR (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002. Prior to that, Mr. Germond began his career at Hewlett-Packard, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board. Mr. Germond has served as Chairman of the Board of Comet, a freelance marketplace, since December 2021 and previously served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in 2016.

Attributes, Skills and Qualifications:

As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly useful for Unisys, a company with more than half of its revenue from international operations and over 30% of its revenue from Europe. Mr. Germond’s extensive strategy and mergers and acquisitions expertise is also beneficial to Unisys as the company implements its strategic imperatives.

DEBORAH LEE JAMES Age: 63 Director Since: 2017 Compensation and Human Resources Committee Nominating and Corporate Governance Committee Independent

Professional Experience:

Ms. James served as the U.S. Secretary of the Air Force from 2013 to 2017. In this role, she was responsible for the affairs of the Department of the Air Force. Prior to serving as Secretary of the Air Force, from 2002 to 2013, Ms. James held a variety of increasingly senior positions as Science Applications International Corporation (SAIC), including President of SAIC’s Technical and Engineering Sector. Previously, she was Executive Vice President and Chief Operating Officer at Business Executives for National Security from 2000 to 2001 and Vice President of International Operations and Marketing at United Technologies from 1998 to 2000. Ms. James has also served as the Assistant Secretary of Defense for Reserve Affairs, Assistant to the Secretary for Legislative Affairs and as a professional staff member on the House Armed Services Committee. Ms. James is currently a director of Textron Inc.

Attributes, Skills and Qualifications:

Ms. James brings more than 30 years of senior homeland and national security experience in the federal government and the private sector to Unisys. Her experience leading the U.S. Air Force gives her a valuable perspective regarding cyber, logistics and border security. In addition, Ms. James’ experience in the private sector with the transformative nature of digital products and solutions is an important asset to the Board as Unisys launches its next generation of offerings.

PAUL E. MARTIN Age: 64 Director Since: 2017 Audit and Finance Committee Security and Risk Committee, Chair Independent

Professional Experience:

Mr. Martin served as Senior Vice President and Chief Information Officer of Baxter International, Inc. from 2011 until his retirement in 2020. From 1999 to 2011, Mr. Martin was at Rexam Plc, serving as Global Chief Information Officer from 2004 to 2011 and as Division CIO from 1999 to 2004. Previously, Mr. Martin held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc. He serves on the Board of Directors of Ping Identity, a security software company, Owens Corning, a global building and industrial materials manufacturer, and STERIS plc, a medical equipment company specializing in sterilization and surgical products.

Attributes, Skills and Qualifications:

With extensive executive management experience across the entire IT industry, Mr. Martin understands the IT challenges that Unisys clients face. In addition, the Board will greatly benefit from Mr. Martin’s international experience and his deep life sciences and healthcare expertise, a core industry area of focus for the Company.

REGINA PAOLILLO Age: 63 Director Since: 2018 Audit and Finance Committee Security and Risk Committee Independent

Professional Experience:

Ms. Paolillo has served as President and Global Chief Operating Officer of TTEC Holdings, Inc. (formerly known as TeleTech Holdings, Inc.), a global customer experience company that designs, builds and operates omnichannel customer experiences on behalf of leading brands across the world, since November 2021 after previously having served as Executive Vice President, Chief Financial & Administrative Officer of TTEC since 2011. Between 2009 and 2011, Ms. Paolillo was the Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. While at General Atlantic from 2007 to 2008, she supported the investment teams and portfolio companies in the areas of financial, operations and human capital. Prior to General Atlantic, Ms. Paolillo served as Executive Vice President of the Revenue Cycle and Mortgage Services Division at Genpact, following its acquisition of Creditek. Prior to this acquisition, Ms. Paolillo was Creditek’s Chief Financial Officer and Chief Operating Officer before becoming the company’s Chief Executive Officer from 2003 to 2005. She has also held finance, operations and executive leadership positions at Gartner, Inc., Productivity, Inc., Citibank and Bristol-Myers Squibb. Ms. Paolillo began her career as an auditor at Price Waterhouse. Ms. Paolillo serves as director and chair of the audit committee of Alight, Inc., a cloud-based provider of integrated digital human capital and business solutions, and previously served as a director and the head of the audit committee of Welltok, Inc., an enterprise software as a service company in the consumer health market, until its acquisition by Virgin Pulse in November 2021.

Attributes, Skills and Qualifications:

As a certified public accountant and experienced financial and operational leader with a variety of technology and services companies, Ms. Paolillo brings a broad understanding of the strategic and operational priorities of technology and services organizations, coupled with deep knowledge of financial and accounting matters and financial reporting as well as experience in investments and acquisitions.

TROY K. RICHARDSON Age: 59 Director Since: 2021 Audit and Finance Committee Security and Risk Committee Independent

Professional Experience:

Mr. Richardson has served as the President of the Digital Thread group of PTC Inc., a global software and services company, since November 2021 after having served as Executive Vice President and Chief Operating Officer from November 2020 to November 2021. Prior to PTC, from 2015 to 2020 he held several senior management positions at DXC Technology Company and its predecessor, Computer Sciences Corporation, including roles as Senior Vice President and Head, Global Sales, and Senior Vice President and General Manager, Enterprise and Cloud Applications. Mr. Richardson served as Senior Vice President, Global Alliance Sales, at Oracle Corporation from 2014 to 2015 and as Senior Vice President, Global Cloud Sales, Ecosystem and Channels, at SAP SE from 2012 to 2014. Previously, Mr. Richardson held management positions at Hewlett-Packard Company, Xiocom Wireless, Inc., Novell, Inc., NCR Corporation and IBM.

Attributes, Skills and Qualifications:

Mr. Richardson’s expertise in global sales, commercial marketing and client service and his success in the IT industry enables him to provide the Board with insight into the constantly changing trends facing the company. His experience as a go-to-market leader will provide the Board with additional perspective as the Company implements its strategy of enhancing and expanding its solution portfolio, particularly in Digital Workplace Solutions and Cloud & Infrastructure Solutions.

LEE D. ROBERTS Age: 69 Director Since: 2011 Compensation and Human Resources Committee, Chair Nominating and Corporate Governance Committee Independent

Professional Experience:

Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its President and Chief Executive Officer from 1998 to 2000, and its President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He previously was a director of Inovalon, Inc. and QAD Inc. until each was sold in 2021.

Attributes, Skills and Qualifications:

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

ROXANNE TAYLOR Age: 65 Director Since: 2021 Compensation and Human Resources Committee Nominating and Corporate Governance Committee Independent

Professional Experience:

Ms. Taylor is Senior Vice President and Chief Marketing and Communications Officer at Memorial Sloan-Kettering Cancer Center, a cancer treatment and research institution, a position she has held since 2020. Previously, Ms. Taylor held several positions at Accenture plc (formerly Andersen Consulting) from 1995 to 2018, including Chief Marketing and Communications Officer from 2007 to 2018. Prior to joining Accenture, she held business, investor relations and marketing roles for Reuters, Citicorp and Credit Suisse. Ms. Taylor also serves as a director of Pure Storage, Inc., a company that develops data storage hardware and software products, and Thoughtworks Holding, Inc., a global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses.

Attributes, Skills and Qualifications:

Ms. Taylor brings a deep expertise in global marketing and branding, with a proven track record of driving innovation by developing successful digital platforms while at Accenture. The Board will benefit from this experience as the Company continues to implement its strategy of using digitization to enhance its go-to-market approach focused on solving business problems for clients.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held six meetings in 2021. During 2021, all directors attended at least 75% of the total number of meetings of the Board and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2021 annual meeting attended that meeting other than Mr. Roberts.

Independence of Directors

All of the Company’s directors and nominees for director other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2021.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation and Human Resources Committee, Nominating and Corporate Governance Committee and

Security and Risk Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

The current composition of each standing committee is set forth below:

Director	Audit and Finance Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Security and Risk Committee

Peter A. Altabef

Jared L. Cohon		X	X

Nathaniel A. Davis

Matthew J. Desch		X

Denise K. Fletcher	Chair			X

Philippe Germond			Chair

Deborah Lee James		X	X

Paul E. Martin	X			Chair

Regina Paolillo	X			X

Troy K. Richardson	X			X

Lee D. Roberts		Chair	X

Roxanne Taylor		X	X

AUDIT AND FINANCE COMMITTEE

Members: Ms. Fletcher (chair), Mr. Martin, Ms. Paolillo and Mr. Richardson

Number of Meetings: 9

Independence and Qualifications: The Board has determined that each of Ms. Fletcher, Mr. Martin, Ms. Paolillo and Mr. Richardson qualifies as independent under the listing standards of the NYSE and is financially literate and that Ms. Fletcher and Ms. Paolillo are each an “audit committee financial expert” as defined by the SEC.

Purpose: The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the adequacy and effectiveness of its systems of internal controls regarding financial reporting and accounting compliance, (3) the independence and qualifications of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal audit function and its independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the adequacy and effectiveness of its ethical and environmental compliance programs, (6) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (7) the named plan fiduciaries responsible for the administration and the management and investment of plan assets in the pension, savings and welfare benefit plans sponsored by the Company. The Audit and Finance Committee is also responsible for preparing the report required by the SEC to be included in the Company’s annual proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Members: Dr. Cohon, Mr. Desch, Ms. James, Mr. Roberts (chair) and Ms. Taylor

Number of Meetings: 5

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Mr. Desch, Ms. James, Mr. Roberts and Ms. Taylor qualifies as independent under the listing standards of the NYSE.

Purpose: The Compensation and Human Resources Committee (1) oversees the compensation of the Company’s executive officers, (2) oversees the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees, (3) reviews and recommends to the Board compensation of the Company’s directors, (4) reviews the senior executive succession plan and the senior executive leadership development process as presented by the Chief Executive Officer and (5) reviews the Company’s Human Capital/People Strategy as presented by the Chief Human Resources Officer. The committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation and Human Resources Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other executive officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation and Human Resources Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation and Human Resources Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements, practices, policies and programs for executive officers and other employees to determine whether such arrangements, practices, policies and programs encourage unnecessary or excess risk taking and whether any risks arising from such arrangements, practices, policies and programs are reasonably likely to have a material adverse effect on the Company. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation and Human Resources Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. The Compensation and Human Resources Committee also periodically reviews the Company’s Human Capital/People Strategy, including regarding Company culture, associate engagement and talent management, to assess alignment with achieving the Company’s long-term performance and growth objectives, including periodically reviewing the Company’s employee diversity, equity and inclusion policies, programs and initiatives and other recruitment, retention, development and internal communications programs. The Compensation and Human Resources Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its outside compensation consultant. During 2021, Meridian and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Meridian has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Dr. Cohon, Mr. Germond (chair), Ms. James, Mr. Roberts and Ms. Taylor

Number of Meetings: 6

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Mr. Germond, Ms. James, Mr. Roberts and Ms. Taylor qualifies as independent under the listing standards of the NYSE.

Purpose: The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The director nomination process and the factors considered by the committee when reviewing candidates are described below in “Director Nomination Process.” It also oversees the Company’s corporate governance, including developing and recommending to the Board the Corporate Governance Guidelines described below. As a part of this responsibility, the Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors, including reviewing annually with the Board the independence of outside directors and annually facilitating the Board’s self-assessment of its performance. The Nominating and Corporate Governance Committee also reviews management’s report on the Company’s posture with respect to Environmental, Social and Governance and Corporate Social Responsibility matters.

SECURITY AND RISK COMMITTEE

Members: Ms. Fletcher, Mr. Martin (chair), Ms. Paolillo and Mr. Richardson

Number of Meetings: 4

Independence and Qualifications: The Board has determined that each of Ms. Fletcher Mr. Martin, Ms. Paolillo and Mr. Richardson qualifies as independent under the listing standards of the NYSE.

Purpose: The Security and Risk Committee assists the Board of Directors in its oversight responsibilities with regard to the Company’s organization-wide security and enterprise risk management practices, including (1) overseeing the practices, procedures and controls that management uses to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery and respond to incidents with respect thereto and (2) overseeing the practices, procedures and controls that management uses to identify, manage and mitigate other key enterprise risks that the Company faces such as strategic, commercial, physical security, property, work place safety, legal, regulatory, and reputational risks.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business.

As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not,

however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chair of the Board and Chief Executive Officer and lead director, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-employee directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

The Board believes that it should have the flexibility to make the selection of Chair of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the CEO and Chair of the Board or, if the roles are separate, whether the Chair should be selected from the non-employee directors or should be an employee. The Company’s corporate governance guidelines require the Board to elect a lead director from its independent directors whenever the Chair is an employee of the Company.

When the former non-executive Chair of the Board retired in 2018, the Nominating and Corporate Governance Committee conducted a process to assess the skill set and qualifications that each director believed was important for the Chair to possess and to discuss with each director who would most effectively lead the Board and also reviewed recommended best practices for corporate governance. As a result of this process, the Board determined that combining the positions of Chair and CEO and electing Mr. Altabef to serve as the Chair and Mr. Davis to serve as independent lead director best positions the Board and management to implement the Company’s strategy and deliver value to the Company’s stockholders. The Board believes that adopting this leadership structure provides independent board leadership and oversight while benefiting the Company by having Mr. Altabef, who has demonstrated the strong leadership and vision necessary to drive the Company’s strategies and achieve its objectives, also serve as Chair.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Security and Risk Committee has oversight responsibilities with regard to the Company’s organization-wide security and enterprise risk management practices and is responsible for discussing with management the Company’s major financial risk exposures (other than with respect to financial reporting and executive compensation) and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a corporate risk assessment report and provides that report to the Board of Directors each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Security and Risk Committee regarding their design and effectiveness. The Audit and Finance Committee also receives quarterly reports from management on the Company’s compliance and ethics program, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees named plan fiduciaries responsible for the administration and the management and investment of the Company’s pension assets as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation and Human Resources Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Compensation of Directors

The Company’s non-employee directors receive an annual retainer of $85,000. The independent lead director receives an additional $50,000 annual retainer. The chair of the Audit and Finance Committee receives a $30,000 annual retainer, the chair of the Compensation and Human Resources Committee receives a $20,000 annual retainer (increased from $19,000 during 2021), the chair of the Nominating and Corporate Governance Committee receives a $16,250 annual retainer and the chair of the Security and Risk Committee receives a $16,500 annual retainer. Each other member of the Audit and Finance Committee receives a $12,000 annual retainer, each other member of the Compensation and Human Resources Committee receives a $10,000 annual retainer (increased from $7,500 during 2021) and each other member of the Nominating and Corporate Governance Committee and the Security and Risk Committee receives a $7,500 annual retainer. At a meeting of the Board of Directors on February 5, 2021, the Board approved a grant to each non-employee director to be effective on February 26, 2021 for a number of restricted stock units that results by dividing $150,000 by the fair market value of a share of Unisys common stock on the date of the effectiveness of the grant. As a result, on February 26, 2021, each non-employee director as of that date received an annual grant of 6,110 restricted stock units having a value of $150,001 based on the fair market value of

Unisys common stock on that date that vested immediately. Grants to non-employee directors who first join the Board during the year are pro-rated based on the date on which their service begins. On July 23, 2021, Mr. Richardson received a grant of 4,118 restricted stock units having a value of $87,508 based on the fair market value of Unisys common stock on that date that vested immediately and on October 22, 2021, Ms. Taylor received a grant of 1,492 restricted stock units having a value of $37,524 based on the fair market value of Unisys common stock on that date that vested immediately. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors. Beginning in 2022, the value of the annual grant of restricted stock units to non-employee directors will increase to $200,000.

The annual retainers described above are paid in monthly installments in cash. However, directors may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. Formerly, directors could choose, on an annual basis, to receive their fees in the form of common stock equivalent units under the Unisys Corporation Director Stock Unit Plan. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. This plan was terminated in 2004 and no shares (other than shares subject to outstanding awards previously received) are available for future issuance under this plan. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The following table provides a summary of the compensation of current non-employee directors during 2021:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Jared L. Cohon	100,000	150,001	—	—	—	—	250,001

Nathaniel A. Davis Lead Director	135,000	150,001	—	—	—	—	285,001

Matthew J. Desch	92,500	150,001					242,501

Denise K. Fletcher Chair, Audit and Finance Committee	122,500	150,001	—	—	—	—	272,501

Philippe Germond Chair, Nominating and Corporate Governance Committee	101,250	150,001	—	—	—	—	251.251

Deborah Lee James	100,000	150,001	—	—	—	—	250,001

Paul E. Martin Chair, Security and Risk Committee	113,500	150,001	—	—	—	—	263,501

Regina Paolillo	104,500	150,001	—	—	—	—	254,501

Troy K. Richardson	45,750	87,508	—	—	—	—	133,258

Lee D. Roberts Chair, Compensation and Human Resources Committee	111,500	150,001	—	—	—	—	261,501

Roxanne Taylor	14,167	37,524	—	—	—	—	51,691

(1)

Amounts shown are the annual board retainer and annual retainer fees for chairs of committees, committee membership and lead director. Includes amounts that have been deferred under the deferred compensation plan for directors.

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 18 to the Company’s 2021 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. Amounts shown are in respect of the 6,110 restricted stock units granted to non-employee directors other than Mr. Richardson and Ms. Taylor and in respect of the 4,118 restricted stock units granted to Mr. Richardson and 1,492 restricted stock units granted to Ms. Taylor. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2021, Ms. Fletcher had outstanding 1,314.8 stock units in respect of directors’ fees and no other director had any such stock units.

(4)	At December 31, 2021, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer within five years after the director’s date of election to the Board. Directors serving as of January 1, 2019 will have until January 1, 2024 to be compliant with the increase in the expected ownership levels resulting from the increase in the annual retainer that became effective in 2019. The number of shares owned by each director is set forth in the stock ownership table on page 30.

Code of Ethics and Business Conduct

The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including the Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation and Human Resources, Nominating and Corporate Governance and Security and Risk Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chair of the Board and Chief Executive Officer in any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the roles of the Chief Executive Officer and Chair of the Board should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors or be an employee. If the Chair of the Board is not an employee of the Company, the Chair should qualify as independent under the listing standards of the NYSE.

5. In accordance with the Company’s Bylaws, no person shall stand for election as a director after having attained the age of 72 unless requested to do so by the Nominating and Corporate Governance Committee and with the approval of not less than 2/3 of the directors then in office (excluding such director). Notwithstanding the foregoing, in no event shall a person stand for election as a director after having attained the age of 74 years. In February 2022, Ms. Fletcher agreed to stand for reelection at the upcoming annual meeting after being requested to do so by the Nominating and Corporate Governance Committee upon the unanimous approval of the Board (with Ms. Fletcher abstaining).

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he or she is expected to offer his or her resignation from the Board at the same time.

7. Non-employee directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chair of the Board and the General Counsel of the Company before accepting an invitation to serve on another board.

8. The non-employee directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chair of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chair is not an employee, the Chair will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation and Human Resources Committee on the status of Board compensation in relation to the Company’s peer group of companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation and Human Resources Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-employee directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chair of the Compensation and Human Resources Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation and Human Resources Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company has no present intention to adopt a stockholder rights plan. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2021 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Compliance and Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or client of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2021, including internal controls over financial reporting, with management and with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm that audited the Company’s 2021 financial statements. The committee has also discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the committee has received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the committee concerning independence and has discussed with PwC its independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with PwC’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit and Finance Committee

Denise K. Fletcher (Chair)

Paul E. Martin

Regina Paolillo

Troy K. Richardson

Independent Registered Public Accounting Firm Fees and Services

PwC was the Company’s independent registered public accounting firm for the years ended December 31, 2021 and December 31, 2020. PwC has billed the Company the following fees for professional services rendered in respect of 2021 and 2020 (in millions of dollars):

	2021	2020
Audit Fees	$5.8	$5.7
Audit-Related Fees	1.0	1.2
Tax Fees	0.7	1.1
All Other Fees	0.0	0.3

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, comfort letters, consents, accounting consultations in connection with transactions, merger and acquisition due diligence, and various attestation engagements. Tax fees principally represent fees for tax compliance and advisory services. All other fees consist of fees for professional services including permissible consulting services and fees for software licenses.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority to the chair of the committee. The chair of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2)

The Audit and Finance Committee engaged the firm of PwC as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2022. PwC has been the Company’s independent registered public accounting firm since 2020. The Company expects that representatives of PwC will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers PwC to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Executive Compensation”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 31, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and performance-based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2021 results. Please read the “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2021.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation and Human Resources Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2021 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding option, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	0.090 million(1) 2.124 million(2)	$ $	22.17 0	4.664 million	(3)
Equity compensation plans not approved by security holders(4)	0.001 million(5)		$0	0
Total	2.215 million			4.664 million

(1)	Represents stock options.

(2)	Represents restricted stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)

Shares issuable under the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan (the “2019 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)

Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2019 Plan, which was approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially owned more than 5% of Unisys common stock as of March 7, 2022. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,713,075(1)	16.0

FMR LLC Abigail P. Johnson 245 Summer Street Boston, MA 02210	10,044,937(2)	14.958

Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	3,779,127(3)	5.63

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,656,729(4)	12.89

(1)

Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on January 27, 2022. Sole dispositive power has been reported for all shares. Sole voting power has been reported for 10,624,075 shares.

(2)

Ownership information is based solely on a Schedule 13G-A filed by stockholder with the SEC on February 9, 2022. Sole dispositive power has been reported for all shares. Sole voting power has been reported for 595,432 shares.

(3)

Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 14, 2022. Shared dispositive power has been reported for all shares. Shared voting power has been reported for 3,122,320 shares.

(4)

Ownership information is based solely on a Schedule 13G-A filed by stockholder with the SEC on February 10, 2022. Sole dispositive power has been reported for 8,493,432 shares, and shared dispositive power has been reported for 163,297 shares. Shared voting power has been reported for 109,236 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of March 7, 2022 by all directors, each of the executive officers named on page 31, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1) (2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)	Percent of Class
Peter A. Altabef	874,978	—	1.3%
Jared L. Cohon	89,222	—	*
Nathaniel A. Davis	63,499	—	*
Matthew J. Desch	35,477	—	*
Katherine Ebrahimi	54,204	—	*
Denise K. Fletcher	101,713	—	*
Philippe Germond	70,272	—	*
Shalabh Gupta	36,178	—	*
Eric Hutto	172,722	—	*
Deborah Lee James	57,633	—	*
Gerald P. Kenney	66,704	—	*
Paul E. Martin	61,706	—	*
Regina Paolillo	47,794	—	*
Troy K. Richardson	13,305	—	*
Lee D. Roberts	112,586	—	*
Roxanne Taylor	10,679	—	*
Michael M. Thomson	60,021	—	*
All directors and current officers as a group	1,952,786	—	2.3%

*	Less than 1%

(1)

Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed. Amounts shown for Mr. Hutto are as of November 30, 2021, the last day on which he served as an officer of the Company.

(2)	Includes:

(a)

Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, for current officers as a group, 4,697.24. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 20, for directors as follows: Ms. Fletcher, 1,314.8. They may not be voted.

(c)

Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, 89,222; Mr. Desch, 35,477; Ms. Fletcher, 100,397; Mr. Germond, 34,571; Ms. James, 42,998; Mr. Martin, 8,404; Ms. Paolillo, 46,794 and Ms. Taylor, 8,009. Deferred stock units are distributed in shares of common stock upon a change in control of the Company; or upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section details the objectives and elements of the Unisys executive compensation program, describes the related processes of our Compensation and Human Resources Committee, and discusses the compensation earned by our Named Executive Officers (“NEOs”). For 2021, our NEOs were:

NEO	Role

Peter A. Altabef	Chair, President and Chief Executive Officer

Michael M. Thomson	Executive Vice President and Chief Financial Officer

Gerald P. Kenney (1)	Senior Vice President, General Counsel and Secretary

Katherine Ebrahimi	Senior Vice President and Chief Human Resources Officer

Shalabh Gupta	Vice President and Treasurer

Eric Hutto (2)	Former President and Chief Operating Officer

(1)	Mr. Kenney’s employment with the Company will be terminated effective April 30, 2022. Severance payments payable to Mr. Kenney are described below under “Transition Agreement with Mr. Kenney”.

(2)

Mr. Hutto is no longer an Executive Officer effective November 30, 2021 and his employment with the Company will be terminated effective March 31, 2022. Severance payments payable to Mr. Hutto are described below under “Transition Agreement with Mr. Hutto”.

Executive Summary

2021 Overview — Where We Are Today

Unisys Corporation delivers advanced information technology (IT) solutions to businesses and governments around the world. Unisys offerings include digital workplace solutions, cloud and infrastructure solutions, enterprise computing solutions and business process solutions.

In January 2021, the Company changed its organizational structure to more effectively address evolving client needs. As a result, our reportable segments are as follows:

•	Digital Workplace Solutions (DWS), which provides solutions that transform digital workplaces securely and create exceptional end-user experiences;

•	Cloud and Infrastructure Solutions (C&I), which provides solutions that drive modern IT service platforms, cloud applications development, intelligent services, and cybersecurity services; and

•	Enterprise Computing Solutions (ECS), which provides solutions that harness secure, continuous high-intensity computing and enable digital services through software-defined operating environments.

During 2021, the Company completed three acquisitions to accelerate its pace of innovation and capitalize on growing and evolving markets. In June and November, the Company acquired Unify Square, Inc. and the Mobinergy group of companies, respectively, to enhance the Company’s experience-focused DWS solutions. In December, the Company acquired CompuGain LLC to support the Company’s C&I solutions by enhancing the Company’s delivery of rapid and agile cloud migration, application modernization and data value realization.

Shareholder Outreach

Each year, we make comprehensive efforts to proactively engage our top 25 shareholders to obtain important feedback and discuss how our executive compensation program supports our strategy. Senior executives and directors of the Company, including the Chair of the Compensation and Human Resources Committee and Lead Independent Director, have participated in these investor meetings. We received significant support for our say-on-pay proposal at the Company’s 2020 and 2021 annual stockholders meetings, with more than 96.9% of the shares voted in favor in 2020 and 97.7% in 2021. We remain engaged with shareholders and will continue to address shareholder feedback and considerations through changes to the executive compensation plans if the Compensation and Human Resources Committee believes that such changes are consistent with its pay philosophy and the Company’s overall business strategy.

2021 Financial Results

The table below illustrates a three-year lookback and progression of Unisys Revenue Growth and Non-GAAP Operating Profit Margin, both of which improved in 2021.

How Did We Perform in 2021?

In 2021, we made measurable progress on our key operational and financial objectives. More specifically, we made advances on revenue, profit and cash flow, and we delivered on our expected financial performance, meeting guidance for each of the metrics for which guidance was provided: revenue growth, non-GAAP operating profit margin and adjusted EBITDA margin. Revenue grew 1.4% year over year, non-GAAP operating profit margin expanded 180 basis points year over year and adjusted EBITDA margin expanded 220 basis points year over year. For a reconciliation of our GAAP measures to non-GAAP measures, please see the earnings release attached as Exhibit 99 to our Form 8-K filed on February 22, 2022.

Based on calculations and actuarial assumptions as of December 31, 2021, which are likely to change in the future, the Company is not expected to be required to make future cash contributions to its U.S. qualified defined benefit pension plans for at least the next 10 years, and the global pension deficit improvement during 2021 was approximately $283 million. We had approximately $553 million in cash on the balance sheet as of December 31, 2021.

2021 Compensation Highlights

Pay Component	Details of Changes for 2021
Base Salary	After a comprehensive review of their current base salaries which are adequately positioned vs. market practice, the CEO and all other NEOs did not receive any base salary increases in 2021.

Neither the CEO nor any other NEOs received adjustments to STI target percentages in 2021.

The plan funding gate of Non-GAAP Operating Profit threshold at 50% was reinstated in 2021 where there will not be funding for any metric if 50% level achievement was not met for this metric.

Minimum threshold requirements were increased for 2021 and maximum opportunities were reduced to align to our growth expectations.

	Measure	2020	2021

Short-Term Incentives (“STI”)	Non-GAAP Operating Profit Margin Achievement against objective of profitability	25% - 125%	60% - 135%
	Revenue Achievement on growth objectives	80% - 105%	90% - 110%

	Adjusted Free Cash Flow Ability to generate cash	25% - 125%	50% - 150%

Payout continues to be capped at 200% of target. Financial goals were aligned with the Company’s operating plan and financial expectations. All targets for 2021 were higher than actual and target levels of performance from 2020.

Long-Term Incentives (“LTI”)

The Non-GAAP Operating Profit metric on the 1/3 LTI cash component was replaced with additional weighting on the relative TSR (“rTSR”) metric for 2021 resulting in 2/3 of total LTI based on relative TSR; 1/3 Time-Based RSUs remained unchanged. This was a temporary one-year change related to long-term goal setting during COVID. In 2022, we are reverting to the prior metric of Non-GAAP Operating Profit for the cash component in 2022.

We believe placing a 2/3 weighting on the performance linked element of our LTI program reinforces performance focus and shareholder alignment of our LTI program for 2021 during a period of great uncertainty related to the COVID-19 pandemic.

For performance-based awards tied to rTSR, there will not be any payout if rTSR results fall below the 25th percentile. Target payout has been set at the 55th percentile and maximum payout set at the 80th percentile. This performance curve requires above median performance for a target payout, thereby enhancing shareholder alignment.

Pay Component	Details of Changes for 2021
Performance Retention Equity Grant

As we are expecting the next few years to be transformational for Unisys based on our new strategy and operating model, the Compensation and Human Resources Committee approved a one-time performance retention grant (the “Performance Retention Grant”) in 2021 to cliff vest in three years.

The CEO did not receive a 2021 Performance Retention Equity Grant.

This grant is intended to focus our most impactful senior leaders, including the Named Executive Officers, on repositioning the business for solid growth and executing our new strategy and operating model.

The award includes a combination of performance-based stock price appreciation achievement (weighted at 2/3) and a smaller component of time-based RSUs (weighted at 1/3) aimed at retention, with varying award levels based on business impact of the role.

Details regarding the awards are further explained under the “2021 Performance Retention Equity Awards” section below.

See “Looking Ahead to 2022” below regarding changes for 2022.

What Guides Our Program

Our Principles-Based Philosophy

Our executive compensation program is designed to align executives with shareholders and drive long-term profitable and sustainable growth, as well as to maintain leadership stability and incentivize successful strategy execution. We believe this objective is achieved based on the following criteria:

Alignment with Long- Term Shareholders’ Interests

Our NEOs’ interests are more directly aligned with our shareholders’ interests when compensation programs emphasize an appropriate balance of short- and long-term financial performance and deliver a meaningful percentage of compensation in the form of equity awards

Competitiveness

Total compensation should be competitive in order to attract qualified individuals, motivate performance and retain executives with the abilities and skills needed to foster long-term shareholder value creation

Motivating Achievement of Financial Goals and Strategic Objectives

An effective way to create value over the long-term is to make a significant portion of overall compensation dependent on the achievement of our short and long-term financial goals and strategic objectives

Rewarding Superior Performance

Although total compensation should be competitive at the target performance level, performance that exceeds target should be appropriately rewarded. We also believe there should be a downside risk of below-target payouts if we do not achieve our financial goals and strategic objectives

Responding to Change

As our industry evolves and our opportunities for competitive business advantages change over time, we must likewise evolve in order to continue to create value. Our compensation programs must be tailored to our strategic priorities (which may require changing the performance measures in our incentive plans) and our current outlook (which may impact how we calibrate incentive plan payouts to various levels of performance)

Compensation Components Overview

The Unisys executive compensation program includes base salary, short-term incentives and long-term incentives, each of which is described below.

FIXED Base Salary	VARIABLE, AT RISK Short-Term Incentives (“STI”)	VARIABLE, AT RISK Long-Term Incentives (“LTI”)

• Paid in cash • Provides a competitive fixed rate of pay relative to similar positions in the market • Enables the Company to attract and retain critical executive talent

•   Paid annually in Cash under the Executive Variable Compensation (EVC) Plan

•   Focuses NEOs on achieving rigorous and challenging annual performance goals aligned with the Company’s annual operating plan to drive long-term shareholder value creation

•   Paid under the LTI Plan using a combination of equity and cash

•   2/3 dependent on performance metrics and 1/3 time-based focuses NEOs on longer-term goals strongly aligned to drive shareholder value creation, as well as support the Company’s leadership retention strategy

Compensation Mix

The charts below show the total target compensation mix of our CEO and our other NEOs. These charts illustrate that a significant majority of our NEOs’ total target compensation is “at risk” (86% for our CEO and an average of 73% for our other NEOs).

Mix of Performance Measures

The performance measures included in the 2021 Executive Variable Compensation Plan (“EVC”) and LTI plans are summarized below. These measures are aligned with our strategy, tracked regularly and used to manage the business. They are commonly used among the companies in our peer group and reflect the investor preferences we have heard during our shareholder engagement efforts:

2021 Performance Measures

Metric	Details	% of STI	% of LTI*

Relative Total Shareholder Return (TSR)	Unisys’ Relative TSR positioning among the constituent companies of the Russell 2000 Index over multiple performance periods.	N/A	66.7%

Non-GAAP Operating Profit**	Non-GAAP Operating Profit excludes pre-tax post retirement expense and pre-tax charges in connection with cost-reduction activities, debt exchange/extinguishment and other expenses. Non-GAAP Operating Profit is subject to adjustment by the CEO and the Compensation and Human Resources Committee of the Board of Directors when there are special items related to discontinued operations, reorganizations, restructurings or significant non-operational items.	40%	N/A

Revenue	This metric reflects Unisys’ total revenue results.	35%	N/A

Adjusted Free Cash Flow	Adjusted to exclude post-retirement contributions, discontinued operations and cost-reduction charges/reimbursements and other payments.	25%	N/A

*	Remaining 33.3% of LTI is delivered in Time-Based RSUs which are inherently linked to share price.

**	Non-GAAP Operating profit will be added back to the LTI mix at 33.3% weighting beginning in 2022. See the “Looking Ahead to 2022” below regarding changes to the long-term incentive metrics.

How Performance Targets are Established

The figure below depicts the process and factors that we use to set the performance targets for our short- and long-term incentive plans.

Good Governance Practices

The Compensation and Human Resources Committee continually evaluates the Company’s compensation policies and practices to ensure they are consistent with good governance principles. Below are highlights of our governance practices:

What We Do	What We Don’t Do

✓ Provide the majority of compensation in performance-based pay	x Excise tax gross-ups on a change in control

✓ Maintain stock ownership guidelines for officers and directors (excludes stock options)	x Excessive severance in a change in control or termination

✓ Cap incentive plan at 2x target; no payouts below threshold	x Excessive perquisites

✓ Maintain a clawback policy	x Hedging transactions or pledging Unisys securities

✓  Reflect multi-dimensional performance using earnings, revenue, cash and market performance with a mix of relative and absolute goals; also assess performance over multiple time periods with 1-year performance in the STI and 1-year, 2-year and 3-year performance in the performance-based component of the LTI

x Automatic vesting of equity upon a change in control

✓ Have change in control agreements with double-trigger severance provisions	x Liberal share counting

✓ Conduct annual compensation program risk assessment	x Stock option repricing, reloads, or cash buyouts

✓ Adhere to an insider trading policy	x Discounted stock options or SARs

✓ Use an independent compensation consultant engaged by and reporting directly to the Compensation and Human Resources Committee	x Liberal change in control definition

The Decision-Making Process

The Role of the Compensation and Human Resources Committee

In 2021, the Compensation Committee was renamed the Compensation and Human Resources Committee (referred to in this Section as the “Committee”) to reflect the broader human capital responsibilities of the Committee. The Committee is comprised of independent, non-employee members of the Board. The Committee is appointed by the Board to:

(1)	oversee and recommend to the Board of Directors compensation changes for the CEO;

(2)	oversee compensation of the Company’s executive officers;

(3)	oversee compensation-related policies and programs involving the Company’s executive leadership and the level of benefits of officers and key employees;

(4)	review and recommend to the Board compensation of the Company’s Directors;

(5)	review the senior executive succession plan and the senior executive leadership development process as presented by the CEO; and

(6)	review the Company’s Human Capital/People Strategy as presented by the CHRO, including Diversity, Equity and Inclusion initiatives.

The Committee oversees the executive compensation program for our NEOs and works very closely with its independent compensation consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website: www.unisys.com/governance.

As part of the responsibilities described in its charter, the Committee sets objective business performance targets and the amounts payable at different levels of performance under the EVC and LTI plans. Goal setting is part of the Company’s overall business planning process. As part of this process, a range of performance scenarios is developed. Goals are then set at the threshold, target and maximum performance levels — driven by the strategic and operational plans approved by the Board. The Committee also considers the probability of achievement of different levels of performance when setting goals.

The Role of Senior Management

The Committee also receives reports and recommendations from management throughout the year on multiple compensation and performance-related topics. In particular, throughout 2021 the Committee solicited input from Mr. Altabef regarding the compensation and performance of those executives who reported directly to him. In addition, Mr. Altabef provided recommendations, based on the Company’s operating and strategic plans, to the Committee related to the performance measures used in the Company’s short- and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

The Role of the Independent Compensation Consultant

The Committee retains and regularly consults with an independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”). To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing any services to Company leadership. Under its charter, the Committee has sole authority to retain and terminate outside compensation consultants, including the authority to approve the consultant’s fees and other retention terms. The consultant maintains active engagement with the Committee chair and reports to the Committee. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and has found no conflicts.

In 2021, Meridian performed duties requested by the Committee including:

(1)	providing recommendations on the composition of the peer group;

(2)	analyzing executive and Director compensation in comparison to market references;

(3)	updating the Committee on executive compensation and governance market trends;

(4)	advising the Committee on STI and LTI plan designs;

(5)	reviewing disclosures related to executive and Director compensation;

(6)	providing data, analysis and advice for review of Mr. Altabef’s compensation, which is then recommended to and approved by the independent members of the Board of Directors;

(7)	regularly attending meetings and joining from time to time in executive sessions with the Committee without the presence of management; and

(8)	supporting requests from the Committee.

The Role of Market References

The executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent (the “peer group”) and/ or business. As part of its process, the Committee compares the Company’s overall compensation structure (mix of pay) and levels for the NEOs (total annual compensation, as well as each component of their total compensation) to the peer group. The list of peer group companies was developed with input from the Committee’s compensation consultant based on a combination of overall business judgement and the selection criteria as follows:

Peer Group Screening Criteria

The Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape, including consideration of merger and acquisition activity. In July 2020 as part of the annual review, the Committee’s compensation consultant recommended, and the Committee approved, the following peer group of companies for setting 2021 executive compensation:

Booz Allen Hamilton Holding Corporation	NetScout Systems, Inc. - New
CACI International Inc.	Palo Alto Networks, Inc.
EPAM Systems, Inc.	Science Applications International Corporation
Fortinet Inc.	Sykes Enterprises Incorporated - New
GTT Communications, Inc.	Teradata Corporation
ICF International Inc.	TTEC Holding, Inc.- New
ManTech International Corporation	Vectrus, Inc.
MAXIMUS, Inc.	Virtusa Corporation - New
NCR Corporation	Verint System, Inc.

In addition to the new peers noted above for 2021, we also removed Leidos and CGI primarily based on the revenue scope of these organizations, as well as Check Point Software based on its unique compensation program.

When determining 2021 compensation for the executive officers, the Committee also considered information compiled by its independent compensation consultant from various survey sources. These surveys show compensation levels across a broad spectrum of technology companies and were used to inform the Committee regarding market executive compensation levels.

2021 Executive Compensation Program

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. When reviewing base salary decisions for NEOs other than the CEO, the Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee also takes into account factors such as relevant market data, overall Company performance, individual performance and contributions, and internal equity within the Company. For 2021, there were not any changes in base salary, as indicated in the table below.

NEO	Base Salary

Peter A. Altabef	$991,000

Michael M. Thomson	$535,000

Gerald P. Kenney	$500,000

Katherine Ebrahimi	$400,000

Shalabh Gupta	$420,000

Eric Hutto	$670,000

Short-Term Incentive Compensation

The NEOs are eligible to receive an annual cash incentive payment through the EVC plan, which is designed to hold executives accountable for the attainment of short-term performance goals aligned with the Company’s annual operating plan. The Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2021, the awards paid to NEOs under the EVC plan depended upon (a) the NEO’s target bonus opportunity and (b) the degree to which Company performance goals were met.

For 2021, target award opportunities for NEOs, which are stated as a percentage of actual earned base salary were as follows:

NEO	2021 Target Award Opportunity (as % of actual earned base salary)

Peter A. Altabef	140%

Michael M. Thomson	95%

Gerald P. Kenney	95%

Katherine Ebrahimi	95%

Shalabh Gupta	80%

Eric Hutto	110%

The Committee reviews the performance measures under the EVC plan on an annual basis to ensure they support our operating plan and keep our NEOs focused on attaining rigorous short-term goals.

In 2021, the Company reinstated the Corporate Non-GAAP Operating Profit minimum performance requirement for plan funding achievement of at least 50% of target that had been removed in 2020 due to COVID-19. This funding gate requirement must be met in order to enable any incentive funding for the EVC.

Measure	Weighting	2020	2021

Non-GAAP Operating Profit%	40%	25%-125%	60%-135%

Revenue	35%	80%-105%	90%-110%

Adjusted Free Cash Flow	25%	25%-125%	50%-150%

Below are the 2021 performance measures and their respective 2021 payout curves. We believe these measures are the most effective in assessing the success of our business strategy.

The Committee set threshold, target, and maximum payout opportunities in 2021 for each measure as shown below:

Performance Level	Non-GAAP Operating Profit, Revenue & Adjusted Free Cash Flow Payout (as % of Target)

Below Threshold	0%

Threshold	50%

Target	100%

Maximum	200%

The table below summarizes the threshold, target and maximum performance levels, actual results as reported (which included the impact of acquisitions) and adjusted results for determining EVC payouts (which excluded the impact of acquisitions and reflected the exercise of the Committee’s discretion to adjust results based on the Committee’s assessment of the Company’s performance) for each performance measure for 2021.

Metric	Threshold ($M)	Target ($M)	Maximum ($M)	2021 Actuals ($M)	2021 Adjusted Results for EVC ($M)	% Funding By Metric	Weighted Payout By Metric

Non-GAAP Operating Profit (40%)	$115	$192	$259	$193	$179	92%	36.7%

Revenue (35%)	$1,841	$2,045	$2,250	$2,054	$2,012	92%	32.2%

Adjusted Free Cash Flow (25%)	$38	$75	$113	$172	$72	96%	23.9%

EVC Funding							92.8%

After thoughtful review of the metrics and the Company’s performance, the Committee exercised its discretion and approved a payout of 92.8% of target. In light of the broader market and the Committee’s assessment of the Company’s performance, management and the Committee agreed that the adjustment was appropriate.

The following table shows the 2021 EVC targets and the actual awards paid to the NEOs under the EVC plan.

NEO	2021 EVC Target	Total Amount Paid	Total Amount Paid as % of 2021 EVC Target
Peter A. Altabef	$1,387,400	$1,287,507	92.8%
Michael M. Thomson	$508,250	$471,656	92.8%
Gerald P. Kenney	$475,000	$440,800	92.8%
Katherine Ebrahimi	$380,000	$352,640	92.8%
Shalabh Gupta	$336,000	$311,808	92.8%
Eric Hutto	$737,000	$683,936	92.8%

Long-Term Incentive Compensation

The LTI plan is designed to provide executives with a continuing stake in the long-term success of the Company and to align their interests with those of shareholders. The LTI plan provides for cash and equity-based awards.

For 2021, the Committee used a combination of long-term incentive vehicles, including 1/3 TSR Based-RSUs, 1/3 TSR-Based Cash and 1/3 Time-Based RSUs. These vehicles focus NEOs on driving long-term shareholder value creation, as well as fostering leadership stability. LTI targets for NEOs remained relatively unchanged for 2021 based on market competitive benchmarking performed by the Committee’s independent compensation consultant.

The Non-GAAP Operating Profit metric that had been used to determine the payout with respect to the cash award component in recent years was replaced with the relative TSR metric in 2021, resulting in 2/3 of total LTI being based on rTSR. This was a temporary one-year change related to long-term goal setting during COVID-19. In 2022, the Cash award component of LTI will once again be determined by the Non-GAAP Operating Profit metric.

Element of LTI	Overview of Design
TSR-Based RSUs and Cash

•  Grant is tied to the achievement of TSR as follows:

-1/3 of target one-year performance (2021)

-1/3 of target two-year performance (2021-2022)

-1/3 of target three-year performance (2021-2023)

•  To better align with market practice, for 2021 and going forward, the awards measure rTSR from a percentile positioning perspective among the constituent companies of the Russell 2000 Index.

	Relative TSR Positioning	Ranking	LTI Achievement
	Below Threshold	Below 25th Percentile	0% of target
	Threshold	25th Percentile	50% of target
	Target	55th Percentile	100% of target
	Maximum	80th Percentile	200% of target

•  Results are interpolated between Threshold and Maximum.

•  The overall TSR calculation is based on the average price of the 30 day trading days preceding both the start and end dates of the respective performance periods.

Time-Based RSUs	• Vest 1/3 per year on the anniversary of the grant

The performance-based elements of the LTI plan — TSR-Based RSUs and cash — feature concurrent one-year, two-year cumulative and three-year cumulative performance periods. The actual number of TSR-Based RSUs and Cash vested and settled depend on the achievement of results. TSR-Based RSU awards are settled in stock and TSR-Based cash awards are paid in cash upon vesting and the certification of performance results by the Committee. The performance result used to determine the actual award earned is calculated at the end of each performance period.

Vesting year →	2021	2022	2023	2024
1st Tranche (1/3 of opportunity)	2021 Target Awards Granted to NEOs	Actual awards vest in 2022 (for 2021 rTSR performance)
2nd Tranche (1/3 of opportunity)		Actual awards vest in 2023 (for 2021-2022 rTSR performance)
3rd Tranche (1/3 of opportunity)		Actual awards vest in 2024 (for 2021-2023 rTSR performance)

2021 Target LTI Plan Award Grants

The table below shows the value of the long-term incentive awards granted in 2021 for each of the NEOs assuming that each award is paid out at target and using the $24.55 closing price of the Corporation’s common stock on the grant date (February 26, 2021).

NEO	TSR-Based RSUs	PB-Cash	TB-RSUs	Total Value
Peter A. Altabef	$1,610,000	$1,610,000	$1,610,000	$4,830,000
Michael M. Thomson	$416,650	$416,700	$416,650	$1,250,000
Gerald P. Kenney	$183,300	$183,400	$183,300	$550,000
Katherine Ebrahimi	$166,650	$166,700	$166,650	$500,000
Shalabh Gupta	$108,300	$108,400	$108,300	$325,000
Eric Hutto	$583,300	$583,400	$583,300	$1,750,000

2021 Performance Retention Equity Awards

In addition, each of the NEOs (with the exception of the CEO) received a one-time Performance Retention Equity Award issued on the same date as the annual grant on February 26, 2021.

These awards are primarily performance-oriented, are focused on our most critical talent (including the NEOs) and provide additional performance-based compensation only if share price hurdles are met for 20 consecutive trading days, thereby requiring sustainable performance directly aligned with shareholder price appreciation.

These awards will vest three years after the grant date and include a component that is dependent on the sustained increase in the Company’s stock price relative to the average closing stock price for the 20 trading days immediately preceding the grant date (weighted at 2/3) and a component that consists of time-based RSUs (weighted at 1/3) intended to incent retention. The size of each award varies based on the business impact of each recipient’s role.

NEO	Stock-Price Appreciation	Time-Based RSUs	Total Target Value
Peter A. Altabef (1)	$0	$0	$0
Michael M. Thomson	$1,166,667	$583,333	$1,750,000
Gerald P. Kenney	$223,333	$111,667	$335,000
Katherine Ebrahimi	$223,333	$111,667	$335,000
Shalabh Gupta	$223,333	$111,667	$335,000
Eric Hutto	$1,500,000	$750,000	$2,250,000

(1)	Mr. Altabef declined receipt of this award.

For recipients who received the award on February 26, 2021, the measurement price (starting price) used in determining achievement of the performance-based portion of the award for NEOs is $25.28, which is the average closing stock price for the 20 trading days immediately preceding the grant date (January 29, 2021 – February 26, 2021).This program is also available to other select senior leaders who are not NEOs through December 31, 2022 resulting in different grant dates and stock price attainment requirements.

Performance-Based Attainment	<10%		+10%	+15%	+20%
Unisys Stock Price Requirement	<$	25.28	$27.81	$29.07	$30.34
% of Target Shares Vesting		0%	50%	75%	100%

More information about the long-term incentive awards granted to each NEO in 2021 is set forth under “Grants of Plan-Based Awards”.

2019, 2020 and 2021 LTI Results

TSR-RSUs vested amounts for each tranche of the LTI grants from 2019, 2020 and 2021 and Profit-Based Cash vested for each tranche of LTI grants from 2019 and 2020 are shown in the tables below. Vesting amounts for Profit-Based Cash are determined based on actual profit versus pre-established threshold, target and maximum goals, while vesting amounts for TSR-RSUs are based on comparing Unisys rTSR during the relevant period to the Russell 2000 Index. None of the objectives related to performance-based LTI awards were changed in light of the COVID-19 pandemic.

Profit-Based Cash

Results are based on Non-GAAP Operating Profit. Targets for open performance periods of Profit-Based Cash awards were adjusted in February 2020 to reflect the sale of the U.S. Federal business.

Grant Year	Vesting Period	Performance Period	Threshold ($M)	Target ($M)	Maximum ($M)	Actual ($M)	Payout

2019	Tranche 3	1/1/2019-12/31/2021	$308	$616	$770	$613.2	99.55%

2020	Tranche 2	1/1/2020-12/31/2021	$185	$369	$461	$350.5	94.97%

TSR-Based RSUs and 2021 TSR-Based Cash

Results are based on Unisys TSR as compared to the Russell 2000 Index as shown below.

Grant Year	Vesting Period	Performance Period	Payout

2019 (1)	Tranche 3	1/1/2019-12/31/2021	96.11%

2020 (2)	Tranche 2	1/1/2020-12/31/2021	124.48%

2021 (3)	Tranche 1	1/1/2021-12/31/2021	90.00%

(1)

For the 2019 grant, three-year Unisys rTSR was 15.41% as compared to the Russell 2000 index rTSR of 17.36%. As a result, the NEOs earned 96.11% of the third tranche of the 2019 rTSR-Based RSU grant. The payout calculation is determined based on 15.41%-17.36%, or -1.95%, then multiplying this amount by 2 for the adjustment factor, resulting in 3.9% below target.

(2)

For the 2020 grant, two-year Unisys rTSR was 30.49% as compared to the Russell 2000 index rTSR of 18.25%. As a result, the NEOs earned 124.48% of the second tranche of the 2020 rTSR-Based RSU grant. The payout calculation is determined based on 30.49%-18.25%, or 12.24%, then multiplying this amount by 2 for the adjustment factor resulting in 24.5% above target.

(3)

For the 2021 grant, the approach to measuring rTSR changed to a percentile positioning perspective among the constituent companies of the Russell 2000 Index from January 1, 2021 through December 31, 2021. The results of the 2021 rTSR positioning of the peer companies in the index were Threshold -12.86%, Target 22.39% and Maximum 54.23%. For this grant, one-year Unisys rTSR was 16.20%. This results in a ranking of 974 out of 1,919,for a 49th percentile ranking.

Long-Term Incentive Granting Practices

Most awards are granted in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a promotion or significant change in responsibility. Annual grants are approved at a specified, regularly scheduled meeting of the Committee with a grant date that is three days after the Company’s Earnings Release. The Committee approves the type and number of awards to be granted and the performance criteria for awards. For all grants, the grant date is no earlier than the date of the meeting. The dates of regularly scheduled Board and Committee meetings are generally determined many months in advance as part of the normal Board scheduling process.

LTI awards granted during the year outside of the annual award have a grant date no earlier than the date of approval. Grants that require the approval of the Committee are typically reviewed and approved at a regularly scheduled Compensation and Human Resources Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For those awards requiring Committee approval, the grant date is the first trading day of the month following confirmation of both Committee approval and the individual’s hire or date of promotion.

Looking Ahead to 2022

Pay Component	Details
Base Salary

In 2022, aligning with the market, Mr. Thomson received a 18.7% increase based on past performance and tied to his new Chief Operating Officer role and Ms. Ebrahimi received a 3.8% increase. No other NEOs have planned salary increases in 2022.

Short-Term Incentives

Beginning in 2022, we are incorporating a new Diversity, Equity & Inclusion (“DEI”) weighted metric in addition to the current Non-GAAP Operating Profit, Revenue and Free Cash Flow financial metrics. This new DEI metric will be weighted 15% for executive officers, including the NEOs, with Revenue weighted at 40%, Non-GAAP Operating Profit at 35% and Free Cash Flow at 10%.

We are also tightening the range for Non-GAAP Operating Profit to 65%-130% from 60%-135% and Free Cash Flow to 60%-135% from 50%-150% in order to better align with market practice.

The 2022 DEI goals will include improving the representation of (a) women globally and (b) associates from Underrepresented Ethnic Groups (UREG) within the U.S. We believe the success of this critical human capital measure supports our strategy in creating an equitable workforce that improves our organization, local communities and society.

Maximum overall bonus funding will remain at 200% of targets based on achievement of incentive goals.

Long-Term Incentives

Beginning in 2022, 1/3 of total LTI delivered in performance-based cash will once again be measured on Non-GAAP Operating Profit, vesting will remain at 1/3 each year with 3 tranches based on 1-, 2-, and 3-year performance periods. This portion was measured in 2021 on rTSR, which was intended to be temporary due to challenges in setting the Non-GAAP Operating Profit goal in 2021 due to COVID-19.

No other changes are planned for 2022.

Other Executive Compensation Practices and Policies

All executive officers, including NEOs, are expected to own Unisys stock or stock units (including unvested Time-Based RSUs and earned TSR-Based RSUs that have not yet vested) having a value equal to or greater than a multiple of their annual base salary, as shown in the table below. Outstanding stock options and RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Beginning in 2021, any “in the money” portion of vested stock options no longer count toward stock ownership achievement. Executive officers are expected to meet the ownership guidelines within five years of appointment. The Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each NEO is set forth in the section entitled, “Security Ownership by Certain Beneficial Owners and Management.”

Role	Ownership Requirement

CEO	3.0x base salary

Business Unit SVP, COO, CFO	1.5x base salary

Corporate SVP	1.0x base salary

The CEO and other NEOs currently comply with their ownership requirements.

Clawback Policy

The Company maintains a clawback policy, which applies to all NEOs and other executive officers of the Company. Under the clawback policy, the Company will seek to recover incentive-based compensation (including cash and equity) if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement.

Insider Trading, Anti-Hedging, and Anti-Pledging Policy

The Company maintains an Insider Trading Policy, which applies to all the employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals whose roles are likely to provide them with access to material non-public information, including the NEOs and members of the Board of Directors, are subject to further restrictions, which among other things, limits them to trading during quarterly trading windows with pre-clearance and prohibits derivatives trading, short sales, margin transactions and pledges relating to Unisys securities at any time.

Risk Assessment and Mitigation of Compensation Policies and Practices

The Committee has reviewed the Company’s incentive compensation programs, discussed the concept of risk as it relates to the Company’s compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Meridian. In addition, the Committee has asked Meridian to conduct an independent risk assessment of the Company’s executive compensation program. Based on these reviews and discussions, the Committee does not believe the Company’s compensation program creates risks that are reasonably likely to have a material adverse effect on the Company’s business.

Other Bonuses

The Company has a strong bias toward incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, the Company has provided modest sign-on bonuses to executives in order to recognize value forgone at a prior employer or to attract a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company. Generally, executives are required to repay any sign-on bonuses if they leave prior to completing one year of service.

Other Benefits

Executive officers participate in the retirement programs discussed below under “Defined Contribution Plans” and “Non-Qualified Deferred Compensation”. In addition, subject to underwriting approvals and applicable corporate governance requirements, executive officers appointed prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an executive officer’s base salary plus target bonus (if death occurs during active employment) or two and one-half times an executive officer’s final base salary (for retired officers who remain eligible for the benefit). The Company increases the benefit payable to the executive officer’s beneficiary to cover any income and employment taxes due. This benefit is no longer available to newly appointed executive officers. Of the NEOs, Mr. Altabef and Mr. Kenney participate in this program.

Perquisites available to executive officers are limited to financial counseling/tax preparation services, an annual physical examination and spousal travel with a bona fide business need. These benefits are designed to promote executive wellness and financial security. See the Summary Compensation Table for additional detail.

In order to attract and retain key executives, the Company has entered into severance and change-in-control agreements with the NEOs. The severance agreements were put in place in December 2014 and are intended to align with market practice. The change in control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More detail is provided under “Termination Arrangements”.

Deductibility of Executive Compensation

The Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for tax years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million may not be deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Committee may pay or provide, and has paid or provided, compensation that is not tax-deductible or is otherwise limited as to tax deductibility.

Compensation and Human Resources Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee

Jared L. Cohon

Matthew J. Desch

Deborah Lee James

Lee D. Roberts (Chair)

Roxanne Taylor

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2) ($)	Option Awards (1) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (4) ($)	Total ($)
Peter A. Altabef	2021	991,000	—	4,234,347	—	2,814,432	—	19,756	8,059,535
Chair, President & Chief Executive Officer	2020	861,408	—	3,592,245	—	2,761,869	—	18,671	7,234,194
	2019	991,000	—	3,220,000	—	3,510,893	—	21,320	7,743,213

Michael M. Thomson	2021	535,000	—	2,682,393	—	742,064	—	8,515	3,967,972
Executive Vice President and Chief Financial Officer	2020	499,750	225,000	743,684	—	655,750	—	8,550	2,132,735
	2019	443,230	—	239,900	—	719,987	—	8,400	1,411,517

Gerald P. Kenney	2021	500,000	—	785,856	—	603,654	—	13,596	1,903,106
Senior Vice President, General Counsel and Secretary	2020	467,131	—	408,980	—	613,570	—	13,550	1,503,232

Katherine Ebrahimi	2021	400,000	—	742,080	—	507,985	—	13,700	1,663,765
Senior Vice President and Chief Human Resources Officer

Shalabh Gupta	2021	420,000	—	588,605	—	404,096	—	13,700	1,426,401
Vice President, Strategy, Tax and Treasurer

Eric Hutto	2021	670,000	—	3,573,928	—	1,165,326	—	15,271	5,424,525
Former President and Chief Operating Officer	2020	625,962	—	1,244,073	—	1,115,156	—	8,673	2,993,865
	2019	640,000	—	733,300	—	1,144,004	—	8,569	2,525,873

(1)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 18 to the Company’s 2021 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. For more details on grants in 2021, see “Grants of Plan-Based Awards” below.

(2)

Amounts shown for 2021 represent the aggregate grant date Monte Carlo simulation of the TSR-Based RSUs, assuming that target performance levels are met, Time-Based RSUs, and Performance Retention Equity Awards, assuming stock hurdle and time requirements are met. Mr. Altabef did not receive a Performance Retention Equity Award in 2021. Assuming that maximum performance levels are achieved for the TSR-Based RSUs and Share Hurdle target is achieved, the value of the awards at date of grant would be as follows: Mr. Altabef — $5,248,666, Mr. Thomson — $3,361,556, Mr. Kenney $1,084,660, Ms. Ebrahimi $1,013,753, Mr. Gupta — $765,158 and Mr. Hutto — $4,524,724.

(3)	Amounts include short-term incentives paid under the 2021 EVC Plan and 2021 payouts of Target Long-Term Performance-Based Cash incentives under the 2016 and 2019 Long-Term Incentive Plans.

(4)

For 2021, amounts consist of the following: Mr. Altabef — 401(k) matching contributions of $8,550 and perquisites of $11,206, which includes financial planning, physical and spousal travel; Mr. Thomson — 401(k) matching contributions of $8,515; Mr. Kenney — 401(k) matching contributions of $8,596 and $5,000 for financial planning; Ms. Ebrahimi — 401(k) matching contributions of $8,700 and $5,000 for financial planning; Mr. Gupta — 401(k) matching contributions of $8,700 and $5,000 for financial planning and Mr. Hutto — 401(k) matching contributions of $8,481and perquisites of $6,790, which includes physical and spousal travel.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2021 to the NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3) (4)
Name	Award Type	Grant Date	Threshold ($) (1)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	EVC Plan (1)		231,233	1,387,400	2,774,800
	Time-Based RSU	02/26/2021							65,581			1,610,014
	TSR-Based RSU	02/26/2021				32,791	65,581	131,162				2,624,333
	TSR-Based Cash LTI	02/26/2021	805,000	1,610,000	3,220,000

Michael M. Thomson	EVC Plan (1)		84,708	508,250	1,016,500
	Time-Based RSU	02/26/2021							16,972			416,663
	TSR-Based RSU	02/26/2021				8,486	16,972	33,944				679,163
	TSR-Based Cash LTI	02/26/2021	208,350	416,700	833,400
	Time-Based Retention Award (5)	2/26/2021							23,762			583,357
	Performance-Based Retention Award (5)	2/26/2021					47,523					1,003,211

Gerald P. Kenney	EVC Plan (1)		79,167	475,000	950,000
	Time-Based RSU	02/26/2021							7,467			183,315
	TSR-Based RSU	02/26/2021				3,734	7,467	14,934				298,804
	TSR-Based Cash LTI	02/26/2021	91,700	183,400	366,800
	Time-Based Retention Award (5)	2/26/2021							4,549			111,678
	Performance-Based Retention Award (5)	2/26/2021					9,098					192,059

Katherine Ebrahimi	EVC Plan (1)		63,333	380,000	760,000
	Time-Based RSU	02/26/2021							6,789			166,670
	TSR-Based RSU	02/26/2021				3,395	6,789	13,578				271,673
	TSR-Based Cash LTI	02/26/2021	83,350	166,700	333,400
	Time-Based Retention Award (5)	2/26/2021							4,549			111,678
	Performance-Based Retention Award (5)	2/26/2021					9,098					192,059

Shalabh Gupta	EVC Plan (1)		56,000	336,000	672,000
	Time-Based RSU	02/26/2021							4,412			108,315
	TSR-Based RSU	02/26/2021				2,206	4,412	8,824				176,554
	TSR-Based Cash LTI	02/26/2021	54,200	108,400	216,800
	Time-Based Retention Award (5)	2/26/2021							4,549			111,678
	Performance-Based Retention Award (5)	2/26/2021					9,098					192,059

Eric Hutto	EVC Plan (1)		122,833	737,000	1,474,000
	Time-Based RSU	02/26/2021							23,760			583,308
	TSR-Based RSU	02/26/2021				11,880	23,760	47,520				950,796
	TSR-Based Cash LTI	02/26/2021	291,700	583,400	1,166,800
	Time-Based Retention Award (5)	2/26/2021							30,550			750,003
	Performance-Based Retention Award (5)	2/26/2021							61,100			1,289,821

(1)	Threshold funding for Adjusted Operating Profit is 60%, Revenue is 90% and Adjusted Free Cash Flow is 50%.

(2)	Target amounts for 2021 EVC represent actual earned base salary for the year multiplied by target bonus percent.

(3)	The Time-Based RSU value is determined using the Unisys closing price on grant date: $24.55 on 2/26/2021.

(4)

TSR-Based RSU and TSR-Based Cash LTI value are determined based on Monte-Carlo simulation using the following assumptions based on the vesting tranches: (a) Tranche 1/1/2021 to 12/31/2021: $39.61; (b) Tranche 1/1/2021 to 12/31/2022: $39.84 and (c) Tranche 1/1/2021 to 12/31/2023: $40.60.

(5)	All of the NEOs (with exception of CEO) received a Performance-based Equity Retention Award in addition to the Annual Grant on Feb 26, 2021.

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the NEOs under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount and (b) the degree to which the Company’s performance goals were met.

rTSR-Based RSUs are earned one-third annually over a three-year period and rTSR-Based Cash LTI are earned one-third annually over a three-year period, both based on relative total shareholder return in 2021, 2021-22 and 2021-23. Such earned awards vest on the first, second and third anniversary of grant, respectively, if the NEO is then employed by the Company. Based on the Company’s 2021 relative total shareholder return, 90.0% of the target shares and cash that was tied to 2021 performance was earned. TSR-Based RSUs and TSR-Based Cash LTI awards made at the time of the 2021 annual grant vested on February 26, 2022.

Awards shown under “All Other Stock Awards” are Time-Based RSUs granted under the 2019 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the NEOs that were outstanding as of December 31, 2021.

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Peter A. Altabef						164,602	$3,385,863	164,602	$3,385,863

Michael M. Thomson						68,150	$1,401,835	68,150	$1,401,835

Gerald P. Kenney						24,761	$509,323	24,761	$509,323

Katherine Ebrahimi						23,662	$486,717	23,662	$486,717

Shalabh Gupta						17,134	$352,436	17,134	$352,436

Eric Hutto						100,229	$2,061,710	100,229	$2,061,710

(1)	Market value reflects the $20.57 closing price of Unisys common stock on December 31, 2021.

(2)	These awards as shown in the table below are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (Time-Based RSUs)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (TSR-Based RSUs at Target)
Peter A. Altabef	02/15/22	38,889	38,889
	02/26/22	21,860	21,860
	02/28/22	30,066	30,066
	02/26/23	21,860	21,860
	02/28/23	30,066	30,066
	02/26/24	21,861	21,861

Michael M. Thomson	02/15/22	2,093	2,093
	02/26/22	5,657	5,657
	02/28/22	6,224	6,224
	05/01/22	993	993
	02/26/23	5,657	5,657
	02/28/23	6,225	6,225
	02/26/24	5,658	5,658
	02/26/24	23,762	47,523

Gerald P. Kenney	02/15/22	3,624	3,624
	02/26/22	2,489	2,489
	02/28/22	3,423	3,423
	02/26/23	2,489	2,489
	02/28/23	3,423	3,423
	02/26/24	2,489	2,489
	02/26/24	4,549	9,098

Katherine Ebrahimi	02/15/22	3,824	3,824
	02/26/22	2,263	2,263
	02/28/22	3,112	3,112
	02/26/23	2,263	2,263
	02/28/23	3,113	3,113
	02/26/24	2,263	2,263
	02/26/24	4,549	9,098

Shalabh Gupta	02/15/22	1,852	1,852
	02/26/22	1,470	1,470
	02/28/22	2,023	2,023
	02/26/23	1,471	1,471
	02/28/23	2,023	2,023
	02/26/24	1,471	1,471
	02/26/24	4,549	9,098

Eric Hutto	02/15/22	8,857	8,857
	02/26/22	7,920	7,920
	02/28/22	7,781	7,781
	02/26/23	7,920	7,920
	02/28/23	7,781	7,781
	02/26/24	7,920	7,920
	02/26/24	30,550	61,100
	03/13/22	3,112	3,112
	03/13/23	3,113	3,113

Option Exercises and Stock Vested

The following table provides information on stock option exercises and the vesting of stock awards during 2021 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Altabef	—	—	272,502	$7,031,685
Michael M. Thomson	4,000	$45,246	28,485	$716,699
Gerald P. Kenney	14,270	$73,060	27,545	$709,049
Katherine Ebrahimi	—	—	25,695	$651,699
Shalabh Gupta	—	—	13,992	$358,902
Eric Hutto	12,135	$132,762	71,198	$1,845,215

Defined Contribution Plans

The NEOs based in the U.S. are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2021, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the NEOs that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Name	Executive Contributions in 2021 ($)	Company Contributions in 2021 ($)	Aggregate Earnings in 2021 ($) (1)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($) (1)
Peter A. Altabef	—	—	—	—	—
Michael M. Thomson	—	—	2,281	—	26,225
Gerald P. Kenney	—	—	—	—	—
Katherine Ebrahimi	—	—	—	—	—
Shalabh Gupta	—	—	—	—	—
Eric Hutto	—	—	—	—	—

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the NEOs would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef. Receipt of benefits under these agreements requires the execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

The Company has entered into letter agreements with certain of its executive officers, including the NEOs other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

Receipt of benefits under these agreements requires execution of a release of claims in favor of the Company. NEOs would be entitled to the payments below if their employment had been terminated as described above on the last business day of 2021.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Peter A. Altabef (1)	4,756,800	11,028
Michael M. Thomson	1,043,250	20,640
Gerald P. Kenney (1)	975,000	25,068
Katherine Ebrahimi	780,000	20,640
Shalabh Gupta	756,000	8,064
Eric Hutto	1,407,000	20,640

(1)	Mr. Altabef and Mr. Kenney participate in the Unisys Corporation Executive Death Benefit Only Program.

The NEOs are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Transition Agreement with Mr. Hutto

Effective November 1, 2021, the Company entered into a Transition Agreement and General Release with Mr. Hutto, pursuant to which Mr. Hutto’s employment with the Company will terminate on March 31, 2022 or such earlier date as determined by the Company. Under the terms of this Transition Agreement, in addition to any benefits to which he is entitled under the Company’s plans in accordance with their terms, Mr. Hutto will be entitled to receive the benefits applicable upon a termination other than for cause pursuant to his September 1, 2015 letter agreement with the Company, including the payment of an amount equal to his annual base salary ($670,000) and his target annual bonus ($737,000), in each case paid out in bi-weekly installments over the one-year period immediately following his termination.

In addition, Mr. Hutto will be entitled to any outstanding awards previously granted to him under the Company’s long-term incentive plans (other than the 2021 Performance Growth Restricted Stock Unit awards granted to him on February 26, 2021, which will vest in accordance with their terms based on the actual date of the termination of Mr. Hutto’s employment) that are scheduled to vest on or before March 13, 2023 as if he remained employed by the Company through March 13, 2023, except that all such time-based awards that would have vested between the date of the termination of Mr. Hutto’s employment and March 13, 2023 will be paid within sixty days of such termination date. All other awards will be forfeited upon Mr. Hutto’s termination.

Transition Agreement with Mr. Kenney

Effective December 6, 2021, the Company entered into a Transition Agreement and General Release with Mr. Kenney, pursuant to which Mr. Kenney’s employment with the Company will terminate on April 30, 2022. Under the terms of this Transition Agreement, in addition to any benefits to which he is entitled under the Company’s plans in accordance with their terms, Mr. Kenney will be entitled to receive the benefits applicable upon a termination other than for cause pursuant to his December 4, 2014 letter agreement with the Company, including the payment of an amount equal to his annual base salary ($500,000) and his target annual bonus ($475,000), in each case paid out in bi-weekly installments over the one-year period immediately following his termination.

In addition, Mr. Kenney will be entitled to any outstanding awards previously granted to him under the Company’s long-term incentive plans (other than the 2021 Performance Growth Restricted Stock Unit awards granted to him on February 26, 2021, which will vest in accordance with their terms based on the actual date of the termination of Mr. Kenney’s employment) that are scheduled to vest on or before February 26, 2024 as if he remained employed by the Company through February 26, 2024, except that all such time-based awards that would have vested between the date of the termination of Mr. Kenney’s employment and February 26, 2024 will be paid within sixty days of such termination date. All other awards will be forfeited upon Mr. Kenney’s termination.

Change-in-Control Agreements

The Company has entered into change-in-control employment agreements with its executive officers, including the NEOs. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Mr. Altabef’s change-in-control employment agreement is substantially similar to the other executive officers’ change-in-control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change in control, the highest annual bonus paid in the three years prior to the change in control or the annual bonus paid after the change in control. The material terms of each of the change-in-control employment agreements with the NEOs are summarized below.

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits. These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (or, in the case of Mr. Altabef, as described above), (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (5) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.

Change-In-Control Termination Benefits

If the NEOs had become entitled to the special termination benefits described above on the last business day of 2021, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($) (1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($) (2)
Peter A. Altabef	1,906,288	7,243,220	50,000	20,207	22,821	9,242,536
Michael M. Thomson	652,650	2,375,300	50,000	12,660	42,713	3,133,324
Gerald P. Kenney	622,628	2,245,256	50,000	10,240	51,789	2,980,003
Katherine Ebrahimi	417,696	1,635,392	50,000	9,854	42,713	2,155,655
Shalabh Gupta	429,911	1,699,822	50,000	9,984	16,692	2,206,409
Eric Hutto	835,392	3,010,784	50,000	15,401	42,713	3,954,290

(1)

The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(2)	Amounts shown in this column do not include the value of the vested awards shown in the tables below “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs and a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and Time-Based RSUs will become fully vested, the target amount of TSR-Based RSUs, TSR-Based Cash and Profit-Based Cash granted under the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan and the 2019 Plan will vest. If a change in control and a termination of employment had occurred on the last business day of 2021, the NEOs would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term Performance-Based Cash:

Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units ($) (1)	Value of Vested Long- Term Profit-Based Cash ($)
Peter A. Altabef	329,204	6,771,726	3,220,001
Michael M. Thomson	136,299	2,803,670	679,001
Gerald P. Kenney	49,521	1,018,647	355,667
Katherine Ebrahimi	47,323	973,434	330,634
Shalabh Gupta	34,267	704,872	206,234

(1)	Based on the $20.57 closing price of Unisys common stock on December 31, 2021.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended December 31, 2021:

•	The total annual compensation of the median compensated employee (other than Mr. Altabef, the Company’s Chief Executive Officer) was approximately $34,786.

•	As reported in the Summary Compensation Table, the total annual compensation of Mr. Altabef, the Company’s Chief Executive Officer, was $8,059,535.

•	Based on this information, the ratio of the total annual compensation of the Company’s Chief Executive Officer to the total annual compensation of the median compensated employee is 232 to 1.

To identify the median compensated employee, the Company assessed its worldwide employee population as of December 31, 2019, calculated total target annual compensation as the sum of annual salary and target variable compensation, including target sales bonus, for each of the Company’s employees, ranked the total target annual compensation of all employees except for the Chief Executive Officer from lowest to highest, and identified the employee who was in the middle of the list. Because the employee that was initially identified as the median compensated employee separated from service with the Company during 2021, in accordance with Item 402(c)(2)(x) of Regulation S-K, the employee next most proximate to the middle of the list, who had substantially similar compensation to the employee initially identified as the median compensated employee, was identified as the median compensated employee for purposes of determining the CEO pay ratio as of December 31, 2021. The total annual compensation for this employee for the year ended December 31, 2021 was then calculated and is shown above.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2021, no directors or officers had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2023 annual meeting of stockholders must be received by the Company by November 25, 2022.

Any stockholder who intends to present a proposal at the 2023 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than February 4, 2023.

Any stockholder who intends to make a nomination for the Board of Directors at the 2023 annual meeting must deliver to the Company no later than February 4, 2023 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2021 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-6999, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Forward-Looking Statements

These proxy materials contain information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Risk Factors” in Part I, Item 1A of the Company’s 2021 Form 10-K. Any forward-looking statement speaks only as of the date on which that statement is made. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Alliance Advisors to assist in the solicitation of proxies for a fee of approximately $11,000, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March 25, 2022

UNISYS CORPORATION 801 LAKEVIEW DRIVE, SUITE 100 BLUE BELL, PA 19422

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

During The Meeting - Go to www.virtualshareholdermeeting.com/UIS2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72313-P67768-Z81919                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — —— — — — — — — — — — — — — — —  — — — — — — — — — — —— —— — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3
1. Election of Directors Nominees:		For	Against	Abstain			For	Against	Abstain
1a. Peter A. Altabef		☐	☐	☐
1b. Nathaniel A. Davis		☐	☐	☐		1i. Troy K. Richardson	☐	☐	☐
1c. Matthew J. Desch		☐	☐	☐		1j. Lee D. Roberts	☐	☐	☐
1d. Denise K. Fletcher		☐	☐	☐		1k. Roxanne Taylor	☐	☐	☐
1e. Philippe Germond 1f. Deborah Lee James		☐ ☐	☐ ☐	☐ ☐		2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.	☐	☐	☐
1g. Paul E. Martin		☐	☐	☐		3. Advisory vote to approve executive compensation.	☐	☐	☐
1h. Regina Paolillo		☐	☐	☐

NOTE: This ballot may be used and signed by you only if you are the stockholder of record in your own name of Unisys common stock or if you have been given a proxy by a stockholder of record. If your stock is not held in your name but is in the name of a broker, the Unisys Savings Plan, or someone other than yourself, only the broker or other person may give a proxy or sign a ballot.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 5, 2022

Virtual Meeting Online Access:

www.virtualshareholdermeeting.com/UIS2022

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice of 2022 Annual Meeting and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

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D72314-P67768-Z81919

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD MAY 5, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter A. Altabef, Nathaniel A. Davis and Denise K. Fletcher, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING

INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)